Exhibit 16.1

March 31, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 31, 2025 of CF Bankshares Inc. and are in agreement with the statements therein concerning Forvis Mazars LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana